Exhibit 99.1

Contacts:	For news media - George Biechler, 610-774-5997
For financial analysts - Tim Paukovits, 610-774-4124

 PPL Corporation Reports Earnings for 2005;
Increases Long-term Forecast to 11 Percent Compound Annual Growth;
Outlines Dividend Growth Opportunities Beyond 2006

ALLENTOWN, Pa. (Feb. 1, 2006)―PPL Corporation (NYSE: PPL) today reported 2005 earnings per share of $1.77. Excluding unusual charges totaling $0.31 per share, 2005 earnings from ongoing operations were $2.08 per share, an increase of 11 percent over 2004. The increase was due primarily to much-improved electricity delivery revenues in Pennsylvania, improved international delivery revenues, and lower income taxes related to international earnings.

“We posted solid results in 2005 despite lower wholesale energy margins and higher operation and maintenance expenses in our supply business segment,” said William F. Hecht, PPL’s chairman and chief executive officer. “Improved performance in our Pennsylvania delivery and international delivery business segments more than offset the tighter margins in our supply business segment, proving once again that our integrated business model positions PPL to succeed in a variety of market and economic conditions.

“Today, in addition to reaffirming our company’s 2006 earnings forecast, we are increasing our forecast of compound annual earnings growth to 11 percent through 2010,” said Hecht.

Hecht said the company’s 2006 earnings forecast remains $2.15 to $2.25 per share. The midpoint of this forecast represents nearly a 6 percent increase compared with 2005 per share earnings from ongoing operations.

PPL is now forecasting 11 percent compound annual growth in earnings per share through 2010, based on 2005 per share earnings from ongoing operations of $2.08. This new long-term forecast would result in 2010 earnings per share of about $3.50 and is a significant increase over the company’s previous long-term forecast of 6 percent to 7 percent.

“The prospect of favorable new energy contracts for PPL as existing long-term contracts expire, in conjunction with sharp increases in forward wholesale energy prices over the past six months, led us to increase our long-term earnings forecast,” said Hecht.

PPL also announced its preliminary forecast of a 4 percent to 5 percent increase in earnings per share in 2007 compared with 2006. “We expect that the growth rate of our dividends over the next few years will continue to exceed the growth rate in our earnings per share and, therefore, result in a dividend payout ratio above 50 percent after 2006,” Hecht said.

2005 Earnings Results

PPL’s reported earnings per share for 2005 declined by approximately 6 percent compared with 2004. Excluding the following unusual after-tax charges, the company’s per share earnings from ongoing operations increased by more than 11 percent in 2005 compared with 2004:

•	$0.07 per share related to a PJM Interconnection, L.L.C. billing dispute.
•	$0.01 per share related to accelerated amortization of certain stock-based compensation awarded in prior years.
•	$0.02 per share related to the settlement of the NorthWestern Corporation litigation.
•	$0.12 per share related to the sale of the Sundance power plant in Arizona.
•	$0.07 per share for the off-site cleanup of an ash basin leak at the Martins Creek coal-fired power plant in eastern Pennsylvania.
•	$0.02 per share to comply with an accounting change for conditional asset retirement obligations.

During 2004, PPL recorded unusual items that resulted in a net benefit of $0.02 per share.

(Dollars in millions, except for per share amounts)

	2005	2004	% Change
Reported Earnings	$678	$698	-2.9%
Reported Earnings per Share (EPS)	$1.77	$1.89	-6.3%
Earnings from Ongoing Operations	$798	$690	+15.7%
Per Share Earnings from Ongoing Operations	$2.08	$1.87	+11.2%

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes unusual items. The reconciliation tables at the end of this news release provide a detailed description of all unusual items for all time frames and business segments. Per share amounts from prior periods have been adjusted to reflect PPL’s 2-for-1 common stock split completed in August 2005.

Fourth-quarter 2005 Earnings Results

For the fourth quarter of 2005, PPL announced reported earnings of $0.48 per share, a 2 percent increase over the same period of 2004. During the fourth quarter of 2005, the company recorded an unusual after-tax charge of $0.02 per share to comply with new accounting rules for conditional asset retirement obligations. The company also recorded an unusual after-tax charge of $0.02 per share for additional off-site cleanup costs associated with the previously announced ash basin leak at its Martins Creek coal-fired power plant in eastern Pennsylvania. PPL recorded an initial after-tax charge of $0.05 per share related to the Martins Creek off-site remediation in the third quarter of 2005. The additional fourth-quarter charge was considered necessary due to changes in the scope of the remediation effort and other factors.

The company’s earnings from ongoing operations for the quarter were $0.52 per share, an increase of nearly 11 percent over the fourth quarter of 2004. This increase for the quarter was due primarily to the same drivers that contributed to the increase for the full year 2005.

(Dollars in millions, except for per share amounts)

	4Q 2005	4Q 2004	% Change
Reported Earnings	$185	$177	+4.5%
Reported Earnings per Share (EPS)	$0.48	$0.47	+2.1%
Earnings from Ongoing Operations	$201	$177	+13.6%
Per Share Earnings from Ongoing Operations	$0.52	$0.47	+10.6%

Earnings by Business Segment

The following chart shows earnings contributions from PPL’s business segments for the year and for the fourth quarter of 2005, compared with the same periods of 2004.

	Year		4th Quarter
	2005	2004	2005	2004

	(per share)		(per share)

Earnings from Ongoing Operations

Supply	$1.05	$1.16	$0.23	$0.28
Pennsylvania Delivery	0.47	0.22	0.13	0.07
International Delivery	0.56	0.49	0.16	0.12
Total	$2.08	$1.87	$0.52	$0.47

Unusual Items

Supply	$(0.24)	$(0.02)	$(0.04)	$-
Pennsylvania Delivery	(0.07)	-	-	-
International Delivery	-	0.04	-	-
Total	$(0.31)	$0.02	$(0.04)	$-

Reported Earnings

Supply	$0.81	$1.14	$0.19	$0.28
Pennsylvania Delivery	0.40	0.22	0.13	0.07
International Delivery	0.56	0.53	0.16	0.12
Total	$1.77	$1.89	$0.48	$0.47

Key Earnings Factors by Business Segment

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy marketing and generation operations of PPL Energy Supply.

Per share earnings from ongoing operations for PPL’s supply business segment in the fourth quarter of 2005 were lower than for the same period in 2004. This decrease was primarily due to lower energy margins in the eastern United States because of increased supply costs resulting from higher sales associated with PPL’s fixed-price supply obligations, coupled with higher fuel and purchased power expenses as a result of the outages at PPL’s Susquehanna nuclear plant and the coal-fired units at Martins Creek, and higher coal expense. Other factors that negatively affected the quarter were higher operation and maintenance expense due to the Susquehanna maintenance outage and more planned outages at major coal-fired plants in 2005.

Per share earnings from ongoing operations for PPL’s supply business segment for 2005 were also lower than in 2004. The decrease was primarily driven by the same factors that contributed to lower energy margins in the eastern United States in the fourth quarter, along with dilution from increased shares outstanding and lower energy margins in the western U.S. These negative earnings drivers were partially offset by higher synfuel earnings due to higher production volumes and unrealized gains on options purchased by PPL to economically hedge a portion of the risk associated with synfuel tax credits.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities.

The key earnings driver for PPL’s Pennsylvania delivery business segment for both the fourth quarter of 2005 and the year was the 7.1 percent increase in distribution rates and transmission charges effective Jan. 1, 2005. This segment also benefited in both periods of 2005 from increased retail electricity sales among residential, commercial and industrial customers.

International Delivery Segment
PPL’s international delivery business segment primarily includes investments in electric distribution companies in the United Kingdom and Latin America.

Key earnings drivers for PPL’s international delivery business segment for both the fourth quarter and the year were higher electricity delivery revenues in the U.K., resulting from an incentive award from the regulator for outstanding customer service and an improved customer mix; higher electricity delivery revenues in Latin America due to increased sales volumes; and lower income tax expense on foreign earnings. Partially offsetting these positive earnings drivers for PPL’s international delivery business segment was higher pension cost in the U.K.

2006 Earnings Forecast by Business Segment

Per Share Earnings	2006 (forecast)
	Low	High

Supply	$1.24	$1.29
Pennsylvania Delivery	0.43	0.45
International Delivery	0.48	0.51
Total	$2.15	$2.25

PPL is reaffirming its 2006 earnings forecast of $2.15 to $2.25 per share. PPL expects its supply business segment to provide about 60 percent of the corporation’s per share earnings, with the balance almost evenly distributed between its Pennsylvania delivery and international delivery segments.

Supply Segment
Based on current forward energy prices, PPL is projecting higher energy margins for its supply business segment in 2006, primarily driven by the 8.4 percent increase in the generation prices under the Pennsylvania Public Utility Commission (PUC)-approved contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier. Higher generation output, higher-priced wholesale energy contracts that replace expiring contracts, and lower purchased power costs also are expected to improve energy margins. These benefits are expected to be partially offset by increased fuel and fuel transportation expenses. The 2006 supply business segment earnings also are expected to be affected by higher operation and maintenance expenses and reduced synfuel earnings.

Pennsylvania Delivery Segment
PPL projects the Pennsylvania delivery business segment will have flat delivery revenues due to a combination of projected modest load growth in 2006 and higher sales in 2005 as a result of unusually warm weather. This business segment also is expected to experience increased operation and maintenance expenses.

International Delivery Segment
PPL projects that its international delivery business segment will experience increased operation and maintenance expenses, due primarily to higher pension costs at PPL’s electricity distribution companies in the United Kingdom; higher U.S. income taxes; and unfavorable currency effects in 2006.

2007 Earnings Forecast

Based on its preliminary forecast, PPL expects that earnings per share will increase by 4 percent to 5 percent in 2007 compared with 2006, driven primarily by the replacement of expiring fixed-price supply obligations with higher-margin wholesale energy contracts, indicated by current forward energy prices; an increase in generation prices under the PUC-approved contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier; and higher generation output in the western U.S. Partially offsetting these factors is a modest increase in fuel-related expenses and an expected increase in operation and maintenance expenses.

Credit Profile and Liquidity Position

PPL’s equity to total capitalization ratio as of Dec. 31, 2005, was 38 percent, up from 36 percent a year ago, using debt and equity as presented on PPL’s balance sheet. PPL’s adjusted equity to total capitalization ratio as of Dec. 31, 2005, was 51 percent, up from 50 percent a year ago. The adjusted ratio for Dec. 31, 2005, excludes $892 million of transition bonds and $2.2 billion of debt of international affiliates, which are non-recourse to PPL.

PPL’s equity to total capitalization ratio as of Dec. 31, 2006, is forecast to grow to about 43 percent, again using debt and equity as presented on PPL’s balance sheet. This reflects a $375 million reduction of debt, a planned sale of $250 million in preferred securities and an approximate $450 million increase in common equity, primarily through growth in retained earnings. PPL’s adjusted equity to total capitalization ratio for the same period is forecast to increase to about 55 percent. The adjusted ratio excludes $605 million of non-recourse transition bonds and $2.1 billion of non-recourse debt of international affiliates.

Based on the continued strengthening of its credit profile, PPL expects to be in a position to repurchase a portion of its common stock beginning in 2009.

At Dec. 31, 2005, PPL had $2.8 billion of available capacity under its $3.5 billion of bank credit facilities. The following table reflects PPL’s projected free cash flow before dividends for 2006 and actual cash flows for 2005.

Free Cash Flow before Dividends
(millions of dollars)	2006 (forecast)	2005 (actual)
		(unaudited)

Cash from operations	$1,491	$1,388

Increase/(Decrease) in cash due to:
Transition bond repayments	(287)	(272)
Capital expenditures	(1,300)	(811)
Other investing activities-net	(45)	32
	$(141)	$337

The forecasted change in cash from operations between periods is primarily due to a projection of higher net income in 2006. PPL’s projection of increased capital expenditures in 2006 is primarily driven by the construction of pollution-control equipment at the Montour and Brunner Island power plants.

As previously announced, PPL is installing sulfur dioxide scrubbers at two of its power plants in Pennsylvania. The scrubbers at both units of PPL’s Montour coal-fired power plant and at Unit 3 of its Brunner Island coal-fired power plant are expected to be in service during 2008. The company also plans to install a scrubber at Units 1 and 2 of the Brunner Island plant, expected to be in service in 2009. PPL has received its air permit and has started construction of the Montour scrubbers. PPL expects to have air permits for the Brunner Island scrubbers around mid-2006, with construction scheduled to start shortly thereafter.

PPL plans to finance the $1.5 billion of pollution-control equipment as part of its overall capital expenditure program with cash from operations and, when necessary, the issuance of debt securities. The company has no plans to issue any common stock during this period to fund its current capital expenditure program.

Future Outlook

PPL’s ability to grow its energy supply margins through the end of 2009 is limited to some degree because a substantial portion of its generation in the Eastern U.S. is being sold through Dec. 31, 2009, under the PUC-approved contract between PPL EnergyPlus and PPL Electric Utilities for customers who choose not to shop for an energy supplier. Sales of energy for delivery after the expiration of that contract are expected to be made at the forward market prices in effect for the specified delivery period at the time those sales commitments are made.

“The increase in PPL’s forecast for its compound annual growth rate in earnings per share to 11 percent through 2010 reflects the significant increase in 2010 energy prices over the last six months,” Hecht said. “This forecast incorporates our current view of 2010 forward energy prices, fuel and emission allowance prices, fuel transportation costs and other costs associated with operating the business. We cannot predict the exact level of these prices or costs until such time as the commitments are made. They could be higher or lower than those projected in our current forecast.”

However, Hecht stated that underlying forces -- such as rising fuel costs, increasing emission allowance prices and, especially, declining generation reserve margins in the PJM, combined with anticipated costs for new base load generation -- suggest that 2010 energy prices will be substantially higher than the current out-of-the-market prices being received by PPL EnergyPlus under its long-term contract with PPL Electric Utilities. PPL has started to layer in 2010 sales at the current forward prices to the extent that the market has liquidity for such contracts.

PPL’s previously announced dividend policy provided for PPL to grow its common stock dividend at a rate that exceeded the projected growth rate in per share earnings from ongoing operations until the dividend payout ratio reached the 50 percent level, which is expected to occur in 2006. Hecht said PPL expects that the growth rate of its dividends over the next few years will continue to exceed the growth rate in the company’s earnings per share and, therefore, result in a dividend payout ratio above 50 percent after 2006. All future dividend decisions, Hecht noted, are subject to the board of directors’ quarterly dividend declarations based on the company’s financial position and other relevant considerations at the time.

PPL increased the annualized dividend rate on its common stock twice during 2005. On October 1, 2005, PPL raised the rate by 8.7 percent to $1.00 per share. This and one other dividend action early in 2005 resulted in a total increase of 22 percent in the annualized dividend rate for the year.

Hecht identified the following visible growth elements through 2010:

•
Annual increases in the supply prices under the PUC-approved contract, expiring at the end of 2009, between PPL Electric Utilities and PPL EnergyPlus for PPL Electric Utilities customers who choose not to shop for an energy supplier.

•	The opportunity to improve margins from wholesale electricity sales as certain long-term contracts expire over the next several years.
•	Incremental capacity increases of about 260 megawatts at several existing generating facilities.
•	The benefits from the installation of scrubbers at the Montour and Brunner Island coal-fired power plants.

In addition to increased environmental capital expenditures, Hecht also identified several challenges for PPL’s growth outlook through 2010: increased fuel and operations and maintenance cost pressures, including increased pension costs; the expiration of synfuel tax credits after 2007; and the potential phase-out of such credits before that time due to higher oil prices.

Hecht also mentioned the following factors, not currently in PPL’s long-term earnings forecast, that have the potential to benefit future earnings: higher capacity prices, higher equivalent availability at PPL’s power plants, and higher wholesale electricity prices. The long-term forecast does not depend upon new assets being added to the company’s portfolio.

PPL Corporation, headquartered in Allentown, Pa., controls about 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

###
(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share, with prior periods adjusted for the effects of PPL’s 2-for-1 common stock split completed in August 2005.)

PPL invites interested parties to listen to the live webcast of management’s teleconference with financial analysts about year-end and fourth-quarter 2005 financial results at 9 a.m. EST on Wednesday, Feb. 1. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-981-5584.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Condensed Consolidated Balance Sheet
(Millions of Dollars)

	Dec. 31, 2005	Dec. 31, 2004 (a)

Assets
Cash	$555	$616
Other current assets	2,469	1,688
Investments	508	472
Property, plant and equipment
Electric plant	17,977	18,010
Gas and oil plant	349	336
Other property	289	285

	18,615	18,631
Less: accumulated depreciation and amortization	7,699	7,482

	10,916	11,149
Recoverable transition costs	1,165	1,431
Goodwill and other intangibles	1,482	1,463
Regulatory and other assets	945	942

Total assets	$18,040	$17,761

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$1,340	$908
Other current liabilities	2,000	1,387
Long-term debt (less current portion)	6,033	6,881
Deferred income taxes and investment tax credits	2,315	2,426
Other noncurrent liabilities	1,820	1,813
Minority interest	56	56
Preferred stock	51	51
Earnings reinvested	2,182	1,870
Other common equity	3,606	3,530
Accumulated other comprehensive loss	(525)	(323)
Treasury stock	(838)	(838)

Total liabilities and equity	$18,040	$17,761

(a)	Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement
(Millions of Dollars, Except per Share Data)

	3 Months Ended Dec. 31,		12 Months Ended Dec. 31,

	2005(a)	2004(b)	2005(a)	2004(a)(b)

Operating Revenues
Utility	$1,095	$984	$4,329	$3,900
Unregulated retail electric	28	27	101	114
Wholesale energy marketing	229	297	1,128	1,224
Net energy trading margins	0	4	35	22
Energy-related businesses	146	151	626	534

	1,498	1,463	6,219	5,794

Operating Expenses
Fuel and purchased power	427	414	1,856	1,681
Other operation and maintenance	375	317	1,401	1,237
Amortization of recoverable transition costs	69	65	268	257
Depreciation	105	104	420	404
Taxes, other than income	65	63	279	249
Energy-related businesses	163	157	649	566

	1,204	1,120	4,873	4,394

Operating Income	294	343	1,346	1,400
Other Income - net	6	(6)	29	39
Interest Expense	121	131	508	513

Income from Continuing Operations Before
Income Taxes, Minority Interest and
Distributions on Preferred Securities	179	206	867	926
Income Taxes	(16)	24	121	203
Minority Interest	2	2	7	8
Distributions on Preferred Securities	0	0	2	2

Income from Continuing Operations	193	180	737	713
Loss from Discontinued Operations (net of income taxes)	0	3	51	15

Income Before Cumulative Effect of a Change in
Accounting Principle	193	177	686	698
Cumulative Effect of a Change in Accounting
Principle (net of income taxes)	(8)	0	(8)	0

Net Income	$185	$177	$678	$698

Earnings per share of common stock - basic (c)
Earnings from ongoing operations	$0.53	$0.47	$2.10	$1.87
Unusual items	(0.04)	0	(0.31)	0.02

Net Income	$0.49	$0.47	$1.79	$1.89

Earnings per share of common stock - diluted (c)
Earnings from ongoing operations	$0.52	$0.47	$2.08	$1.87
Unusual items	(0.04)	0	(0.31)	0.02

Net Income	$0.48	$0.47	$1.77	$1.89

Average shares outstanding (thousands) (c)
Basic	379,723	377,365	379,132	368,456
Diluted	384,959	379,660	383,737	369,986

(a)
Earnings in the 2005 and 2004 periods were impacted by several unusual items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these unusual items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.
(c)	Per share data and shares outstanding for prior periods have been adjusted to reflect the August 2005 2-for-1 stock split.

Key Indicators

Financial

	12 Months Ended Dec. 31, 2005	12 Months Ended Dec. 31, 2004

Dividends declared per share (d)	$0.96	$0.82
Book value per share (a)(d)	$11.64	$11.21
Market price per share (a)(d)	$29.40	$26.64
Dividend yield (a)	3.3%	3.1%
Dividend payout ratio (b)	54%	44%
Dividend payout ratio - earnings from ongoing operations (b)(c)	46%	44%
Price/earnings ratio (a)(b)	16.6	14.1
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	14.1	14.2
Return on average common equity	15.65%	18.14%
Return on average common equity - earnings from ongoing operations (c)	18.15%	18.09%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.
(d)	Prior period amounts have been adjusted to reflect the August 2005 2-for-1 stock split.

2005 Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

4th Quarter 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$89	$49	$63	$201	$0.23	$0.13	$0.16	$0.52
Unusual Items
Off-site remediation of ash basin leak (Q3, '05; Q4, '05)	(8)			(8)	(0.02)			(0.02)
Conditional asset retirement obligation (Q4, '05)	(8)			(8)	(0.02)			(0.02)
Total unusual items	(16)			(16)	(0.04)			(0.04)
Reported earnings	$73	$49	$63	$185	$0.19	$0.13	$0.16	$0.48

Year to date Dec. 31, 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$402	$181	$215	$798	$1.05	$0.47	$0.56	$2.08
Unusual Items
PJM billing dispute (Q1, '05)		(27)		(27)		(0.07)		(0.07)
NorthWestern litigation (Q1, '05)	(6)			(6)	(0.02)			(0.02)
Sale of Sundance (Q2, '05)	(47)			(47)	(0.12)			(0.12)
Stock-based compensation adjustment (Q1, '05)	(3)	(2)		(5)	(0.01)			(0.01)
Off-site remediation of ash basin leak (Q3, '05; Q4, '05)	(27)			(27)	(0.07)			(0.07)
Conditional asset retirement obligation (Q4, '05)	(8)			(8)	(0.02)			(0.02)
Total unusual items	(91)	(29)		(120)	(0.24)	(0.07)		(0.31)
Reported earnings	$311	$152	$215	$678	$0.81	$0.40	$0.56	$1.77

2004 Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

4th Quarter 2004	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$106	$25	$46	$177	$0.28	$0.07	$0.12	$0.47
Unusual Items
Total unusual items
Reported earnings	$106	$25	$46	$177	$0.28	$0.07	$0.12	$0.47

Year to date Dec. 31, 2004	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$427	$80	$183	$690	$1.16	$0.22	$0.49	$1.87
Unusual Items
Impairment of investment in technology supplier (Q2, ’04)	(6)			(6)	(0.02)			(0.02)
Sale of CGE (Q1, ’04)			(7)	(7)			(0.02)	(0.02)
Sale of CEMAR (Q2, '04)			23	23			0.06	0.06
Discontinued operations (Q2, '04)			(2)	(2)
Total unusual items	(6)		14	8	(0.02)		0.04	0.02
Reported earnings	$421	$80	$197	$698	$1.14	$0.22	$0.53	$1.89

Operating - Domestic and International Electricity Sales

(millions of kwh)
	3 Months Ended Dec. 31				12 Months Ended Dec. 31

	2005	2004	Percent Change		2005	2004	Percent Change

Domestic Retail
Delivered (a)(b)	8,968	8,548	4.9%		37,358	35,834	4.3%
Supplied (b)	9,475	9,018	5.1%		39,413	37,673	4.6%

International delivered
United Kingdom	7,219	7,147	1.0%		28,884	28,847	0.1%
Latin America	1,065	1,015	4.9%		4,262	3,999	6.6%

Domestic Wholesale
East	5,190	6,378	(18.6%	)	21,052	25,040	(15.9%	)
West
NorthWestern Energy	835	840	(0.6%	)	3,326	3,341	(0.4%	)
Other Montana	2,239	2,025	10.6%		8,148	7,747	5.2%
PPL EnergyPlus	306	202	51.5%		1,242	1,266	(1.9%	)

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation’s service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.

“Earnings from ongoing operations” excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Free cash flow before dividends” is derived by deducting capital expenditures and other investing activities-net, as well the repayment of transition bonds, from cash flow from operations. Free cash flow before dividends should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes that free cash flow before dividends is an important measure to both management and investors since it is an indicator of the company’s ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow before dividends in a different manner.

“Equity to total capitalization ratio” includes as equity minority interest and preferred stock, as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

“Adjusted equity to total capitalization ratio” excludes transition bonds issued by PPL Transition Bond Company, LLC, under the Pennsylvania Electricity Generation Customer Choice and Competition Act and excludes debt of international affiliates, which are non-recourse to PPL. The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL, whether the debt is on or off balance sheet. Other companies may present adjusted equity ratios in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses and pension costs, cash flows, cash from operations, dividends, credit profile, capital expenditures and generating capacity, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; market prices for crude oil and the potential impact on synthetic fuel tax credits and our synthetic fuel operations; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; any impact of 2005’s hurricanes on our business, including any impact on fuel prices; receipt of necessary government permits, approvals and rate relief; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.
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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.